As filed with the Securities and Exchange Commission on November 13, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

(Exact name of registrant as specified in its charter)

Delaware	26-0354783
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9 West 57th Street

New York, New York 10019

(212) 790-0041

(Address of principal executive offices)

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC 2007 EQUITY INCENTIVE PLAN

(Full title of the plan)

Jeffrey C. Blockinger

Chief Legal Officer, Chief Compliance Officer

and Secretary

Och-Ziff Capital Management Group LLC

9 West 57th Street

New York, New York 10019

(212) 790-0041

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Matthew J. Mallow

Jennifer A. Bensch

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

(212) 735-3000

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Class A shares representing Class A limited liability company interests	57,785,714	$33.00	(2)	$1,906,928,562.00	$58,542.71

(1)	Represents Class A shares reserved for issuance under the above-named plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional Class A shares that may become issuable under the above-named plan as a result of share dividends, share splits or similar transactions in accordance with the antidilution provisions of the plan.

(2)	Computed in accordance with Rule 457(h) under the Securities Act based on the highpoint of the price range indicated on the cover page of the Registrant’s registration statement on Form S-1 (File No. 333-144256).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent or given by Och-Ziff Capital Management Group LLC (the “Company”) to participants in the Och-Ziff Capital Management Group LLC 2007 Equity Incentive Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the above-mentioned information should be directed to Jeffrey C. Blockinger, the Company’s Chief Legal Officer, Chief Compliance Officer and Secretary, at the address and telephone number provided on the cover of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the SEC are incorporated by reference in this registration statement:

(a) The Company’s prospectus, dated November 13, 2007 filed pursuant to Rule 424(b) under the Securities Act (Registration No. 333-144256) (the “Prospectus”), which contains (i) an audited balance sheet of Och-Ziff Capital Management Group LLC as of June 28, 2007; and (ii) audited combined financial statements as of December 31, 2006 and 2005 and for the three years in the period ended December 31, 2006 and unaudited interim combined financial statements as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006, of Och-Ziff Operating Group (as defined therein); and

(b) The description of the Class A shares contained in the Registration Statement on Form 8-A dated November 6, 2007, filed with the SEC by the Company to register such securities under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s Second Amended and Restated Limited Liability Company Agreement (the “operating agreement”) provides that the Company will indemnify, to the fullest extent permitted by the Delaware Limited Liability Company Act, each person who was or is made a party or is threatened to be made a party in any legal proceeding by reason of the fact that he or she is or was a director and/or officer of the Company or any of its subsidiaries (other than in instances of fraud, gross negligence and willful misconduct). Accordingly, unless the Company’s officers and directors commit acts of fraud, gross negligence or willful misconduct, the Company’s shareholders may not have remedies available against such individuals under applicable law. Indemnification is authorized on a case-by-case basis by (1) the Company’s Board of Directors by a majority vote of disinterested directors; (2) a committee of the disinterested directors; (3) independent legal counsel in a written opinion if (1) and (2) are not available, or if disinterested directors so direct; or (4) the shareholders. Indemnification of former directors or officers shall be determined by any person authorized to act on the matter on the Company’s behalf. Expenses incurred by a director or officer in defending against such legal proceedings are payable before the final disposition of the action, provided that the director or officer undertakes to repay the Company if it is later determined that he or she is not entitled to indemnification.

The Company has entered into separate indemnification agreements with the Company’s directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the Company’s operating agreement against (i) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with the Company’s approval and counsel fees and disbursements; (ii) any liability pursuant to a loan guarantee, or otherwise, for any of the Company’s indebtedness; and (iii) any liabilities incurred as a result of acting on the Company’s behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Company’s operating agreement.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company maintains directors’ and officers’ liability insurance for the Company’s directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Specimen Certificate evidencing the Company’s Class A shares (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-144256))

4.2	Form of Class B Shareholders’ Agreement (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-144256))

4.3	Form of Second Amended and Restated Limited Liability Company Agreement of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-144256))

4.4	Form of Registration Rights Agreement among the Company and the covered persons named therein (incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-144256))

4.5	Form of Registration Rights Agreement between the Company and DIC Sahir Limited (incorporated by reference to Exhibit 4.4 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-144256))

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature pages hereto)

99.1	Och-Ziff Capital Management Group LLC 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-144256))

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on November 13, 2007.

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC (Registrant)

By:	/s/ Daniel Och
	Name:	Daniel Och
	Title:	Chief Executive Officer, Executive Managing Director and Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Joel Frank and Jeffrey C. Blockinger, and each of them, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including posteffective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Daniel Och Daniel Och	Chief Executive Officer, Executive Managing Director and Chairman of the Board (Principal executive officer)	11/13/07

/s/ Joel Frank Joel Frank	Chief Financial Officer, Executive Managing Director and Director (Principal financial and accounting officer)	11/13/07

/s/ David Windreich David Windreich	Executive Managing Director and Director	11/13/07

EXHIBIT INDEX

Exhibit No.	Description
4.1	Specimen Certificate evidencing the Company’s Class A shares (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-144256))

4.2	Form of Class B Shareholders’ Agreement (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-144256))

4.3	Form of Second Amended and Restated Limited Liability Company Agreement of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-144256))

4.4	Form of Registration Rights Agreement among the Company and the covered persons named therein (incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-144256))

4.5	Form of Registration Rights Agreement between the Company and DIC Sahir Limited (incorporated by reference to Exhibit 4.4 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-144256))

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature pages hereto)

99.1	Och-Ziff Capital Management Group LLC 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-144256))